As filed with the Securities and Exchange Commission on November 20, 2001
================================================================================
                           Registration No. 333-64848
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2
                                       to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               LECROY CORPORATION
             (Exact name of registrant as specified in its charter)
                   Delaware                                13-2507777
(State or other jurisdiction of incorporation    (I.R.S. Employer Identification
               or organization)                               No.)

                700 Chestnut Ridge Road, Chestnut Ridge, New York
              10977 (845) 425-2000 (Address and telephone number of
                    registrant's principal executive offices)

                    Lutz P. Henckels, Chief Executive Officer
                               LeCroy Corporation
                             700 Chestnut Ridge Road
                         Chestnut Ridge, New York 10977
                                 (845) 425-2000
            (Name,address, including ZIP code, and telephone number,
                  including area code, of agent for service and
                    registrant's principal executive offices)

                                    Copy to:
                             Roger D. Feldman, Esq.
                                Bingham Dana LLP
                               150 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 951-8000

                Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
============================ =========================== =======================
Title of Each Class of           Maximum Aggregate              Amount of
Securities to be Registered     Offering Price (1)(2)        Registration Fee
---------------------------- --------------------------- -----------------------

Common Stock, $0.01 par
  value (3)(4).........                   (5)                     (5)
---------------------------- --------------------------- -----------------------
Warrants (3)...........                   (5)                     (5)
---------------------------  --------------------------- -----------------------
Total (6)..............              $50,000,000               $12,500
=========================== ============================ =======================
(1) There are being registered hereunder such indeterminate number of shares of common stock and such indeterminate number of warrants to purchase shares of common stock, as shall have an aggregate offering price not to exceed $50,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3) Included in the securities that we are registering are securities to be issued directly under this registration statement and an indeterminate number of shares of common stock as may be issued upon exercise of any warrants issued directly under this registration statement. Upon exercise of the warrants, we will receive payment of any purchase price for such shares of common stock due upon exercise.
(4) The aggregate amount of common stock registered hereunder is limited to that which is permissible under Rule 415(a)(4)(ii) under the Securities Act.
(5) Not required to be included in accordance with General Instruction II.D. of Form S-3 under the Securities Act.
(6) In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $50,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   PROSPECTUS

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2001


                                   $50,000,000

                               LECROY CORPORATION

                                  COMMON STOCK
                                    WARRANTS

We will provide the specific terms for each of these securities and their offering prices in supplements to this prospectus. In the case of warrants to purchase shares of common stock, the terms will include term, conversion, and exercise prices and other terms. In the case of common stock, these terms will include the aggregate number of shares offered.

We may sell any combination of these securities in one or more offerings up to a total dollar amount of $50,000,000. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Our common stock is listed on the Nasdaq National Market under the symbol "LCRY." On November 16, 2001, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $16.51 per share. Our warrants currently are not publicly traded.

You should read carefully this prospectus, the documents incorporated by reference in the prospectus and any prospectus supplement before you invest. We strongly recommend that you read carefully the risks that we describe in the prospectus and any prospectus supplement, as well as the risk factors in our most current reports to the Securities and Exchange Commission, for a fuller understanding of the risks and uncertainties that we face.

SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THESE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.



                      THE DATE OF THIS PROSPECTUS IS , 2001

                                TABLE OF CONTENTS

About this Prospectus...............................................      i

Prospectus Summary..................................................      1

Risk Factors........................................................      2

Special Note Regarding Forward Looking Statements...................      7

Use of Proceeds.....................................................      7

Description of Capital Stock........................................      8

Description of Warrants.............................................     11

Plan of Distribution................................................     12

Legal Matters.......................................................     14

Experts.............................................................     14

Where You Can Get More Information..................................     15


                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process we may offer, from time to time, in one or more offerings:

          o    shares of our common stock

          o    warrants to purchase shares of our common stock

The total aggregate offering price of these securities will not exceed $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus also may add, update or change information contained in this prospectus.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.

All references to "LeCroy," "we" or "us" are to LeCroy Corporation and include our subsidiaries, unless the context requires otherwise.

                               PROSPECTUS SUMMARY

This summary highlights the more detailed information contained elsewhere in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, and the documents incorporated by reference before making an investment decision.

                            ABOUT LECROY CORPORATION

We develop, manufacture, and market electronic signal acquisition and analysis products and services. Our core business is the production of high-performance digital oscilloscopes, which are used by design engineers and researchers in a broad range of industries, including electronics, computers, and communications. We were founded and incorporated in the State of New York in 1964 and reincorporated in the State of Delaware in 1995. Our principal executive offices are located at 700 Chestnut Ridge Road, Chestnut Ridge, New York 10977, and our phone number is (845) 425-2000.

                    SUMMARY OF THE SECURITIES WE ARE OFFERING

We may offer common stock or warrants to purchase common stock from time to time.

When we use the term "securities" in this prospectus, we mean any of the securities that we may offer with this prospectus, unless we say otherwise. The total aggregate dollar amount of all securities that we may issue will not exceed $50,000,000. This prospectus describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

COMMON STOCK

We may offer shares of our common stock. Our common stock currently is traded on the Nasdaq National Market under the symbol "LCRY".

WARRANTS

We may offer warrants to purchase our common stock. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents. If any warrants are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

                                  RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks described below and the risks set forth in any prospectus supplement, as well as other information we include or incorporate by reference in this prospectus and the additional information in the reports that we file with the SEC. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business. If any of the risks described actually occur, our business, financial condition, and results of operations would likely suffer. In such case, the price of our securities could fall, and you may lose all or part of the money that you paid to purchase our securities.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

We may experience significant fluctuations in our annual and quarterly operating results due to factors such as:

          o    timing of new product introductions by us and our competitors

          o    market acceptance of new or enhanced versions of our products

          o    changes in the product mix of sales

          o changes in the relative proportions of sales in currencies other than the United States dollar

          o changes in the relative proportions of sales among distribution channels

          o    changes in manufacturing costs or other expenses

          o    competitive pricing pressures

          o the gain or loss of significant customers or distribution channels

          o    increased research and development expenses

          o    general economic conditions

Consequently, we cannot assure you that our revenues will continue to increase or that we will be profitable. Additionally, it is possible that in some future periods, our results of operations, including gross margins, will be below the expectations of public market analysts and investors. This may materially and adversely affect our common stock.

WE RELY ON SEVERAL SINGLE-SOURCE SUPPLIERS

We obtain certain parts, components and sub-assemblies from single sources. This is particularly true with respect to several key integrated circuits made by single-source suppliers, Motorola, Infineon and IBM. Alternative sources of supply for integrated circuits would be particularly difficult to develop over a short period of time. An interruption in supply or an increase in price for our parts, components and sub-assemblies would have a material adverse effect on our business, results of operations and financial condition.

WE NEED TO MANAGE OUR GROWTH EFFECTIVELY OR WE MAY NOT SUCCEED

Our ability to continue our recent growth and to successfully manage future growth will depend on a number of factors, such as:

          o improving our operational, financial, and management information systems

          o    integrating new products into our product line

          o    training, motivating, and managing our employees

          o    attracting and retaining senior managers

Our failure to effectively manage any future growth could materially and adversely affect our business, results of operations, and financial condition. Additionally, if we are unable to leverage our core competence into new high-growth markets, our business, results of operations, and financial condition could be materially and adversely affected.

COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR BUSINESS

The market for signal analyzers such as our digital oscilloscopes is highly competitive. Our principal competitors in this market are Tektronix, Inc. and Agilent Technologies. Some of our principal competitors have substantially greater sales and marketing, development and financial resources than we do. We believe that each of these companies offers a wide range of products that attempt to address most segments of the digital oscilloscope market.

We believe that the principal factors of competition in the signal analyzer market are:

          o a product's performance, including its bandwidth, sample rate, record length, and processing power

          o    a product's price and quality

          o    the vendor's name recognition

          o    reputation

          o    product availability

          o    availability and quality of post-sale support

If any of our competitors surpass us or are perceived to have surpassed us with respect to one or more of these factors, we may lose potential customers. Our success will depend in part on our ability to maintain and develop the advanced technology used in our signal analyzer products, as well as our ability to offer high-performance products at a favorable price-to-performance ratio. Although we believe that we currently compete effectively with respect to each of the principal bases of competition in the signal analyzer market in the $5,000 to $45,000 general price range in which our digital oscilloscopes are focused, we cannot assure you that we will continue to compete effectively.

IF WE DO NOT SUCCESSFULLY MANAGE OUR INTERNATIONAL OPERATIONS, OUR BUSINESS WILL SUFFER

We purchase parts, components and sub-assemblies from suppliers around the world in a variety of currencies. We also sell products around the world in a variety of currencies. As a result, we are exposed to risks from:

          o    fluctuations in foreign currency exchange rates

          o unexpected changes in government policies and legal and regulatory requirements

          o    imposition of tariffs and export controls

          o    financial instability affecting Asian markets

          o    transportation delays

          o    political instability

          o    general economic conditions

The relationship among the United States dollar, the euro, Swiss franc, Japanese yen, and Korean wan, and, to a lesser extent, the German deutschemark, British pound, French franc and Italian lira, is a key factor in the relative fluctuations in exchange rates. Our local currency revenues, are substantially greater than, and are therefore not offset by, local currency expenses resulting from the worldwide sourcing of parts, components and sub-assemblies. Additionally, fluctuations in exchange rates could affect the demand for our products.

During the third quarter of fiscal 2001, we began a program of entering into foreign exchange forward contracts to minimize the risks associated with currency fluctuations on assets or liabilities denominated in other than the functional currency of LeCroy or our subsidiaries. We cannot assure you, however, that this program will effectively offset all of our foreign currency risk. Other than this program, we do not attempt to reduce our foreign currency exchange risks by entering into foreign currency management programs and we have no plans to do so in the near term. As a consequence, we cannot assure you that fluctuations in foreign currency exchange rates in the future as a result of mismatches between local currency revenues and expenses, the translation of foreign currencies into the U.S. dollar, our financial reporting currency, or otherwise, will not adversely affect our results of operations. Moreover, fluctuations in exchange rates could affect the demand for our products.

WE DEPEND UPON OUR KEY PERSONNEL AND QUALIFIED FUTURE HIRES TO IMPLEMENT OUR EXPANSION STRATEGY

Our success depends on the efforts and abilities of our senior management and key employees in the sales, marketing, research and development, and manufacturing areas. Many of these employees would be difficult to replace. We do not have employment contracts with most of our key personnel. If we cannot retain existing key managers and employ additional qualified senior employees, our business, financial condition, and results of operations could be materially and adversely affected. Future expansion of our operations will require us to attract, train, and retain substantial numbers of new personnel. We may experience labor disputes or union organization attempts. These factors could increase our operating expenses. If we are unable to recruit or retain a sufficient number of qualified employees or the costs of compensation or employee benefits increase substantially, our business, financial condition, and results of operations could be materially and adversely affected.

IF DEMAND FOR OUR HIGH-PERFORMANCE PRODUCTS DECREASES, OUR RESULTS OF OPERATIONS COULD BE SIGNIFICANTLY HARMED

We are primarily engaged in the development, manufacture, and sale of high-end digital oscilloscopes. We derive a substantial portion of our revenues from sales of our principal product families of digital oscilloscopes. Sales of digital oscilloscopes are expected to continue to account for a substantial portion of our total revenues. A reduction in demand for these products, whether due to the introduction of competing products or otherwise, would have a material adverse effect on our business, results of operations, and financial condition. In addition, because development of new products is rapid, if we do not manage our inventory well we could have significant quantities of obsolete inventory.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR INTELLECTUAL AND PROPRIETARY RIGHTS

Our success substantially depends upon our technology and products. We rely on patent and trade secret laws to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation might result in substantial costs and diversion of resources and management attention. Any infringement or misappropriation of our proprietary rights and the related costs of enforcing those rights could have a material adverse effect on our business.

WE MAY INFRINGE UPON OTHER PARTIES' PROPRIETARY RIGHTS

Our business activities may infringe upon the proprietary rights of others, who may assert infringement claims against us. Such claims and any resultant litigation could subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention.

WE COULD BE AFFECTED BY GOVERNMENT REGULATION AND OTHER LEGAL UNCERTAINTIES

We manufacture our products in the United States, and sell our products and purchase parts, components and sub-assemblies in a number of countries. We are therefore subject to legal and regulatory requirements, particularly the imposition of tariffs, customs and export controls, in a variety of countries. In addition, the export of digital oscilloscopes from the United States is subject to regulation under the Treaty for Nuclear Non-Proliferation.

Our subsidiary, Digitech Industries, Inc., has been involved in environmental remediation activities. We do not expect that the ultimate resolution of this environmental matter will have a material adverse effect on our results of future operations, financial position, or competitive position.

WE ARE PARTY TO A LICENSE AGREEMENT THAT REQUIRES ROYALTY PAYMENTS

In February 1994, we settled litigation with Tektronix, Inc. involving allegations that our digital oscilloscope products infringed patents held by Tektronix. As part of the settlement, we entered into a license agreement with respect to such patents. Pursuant to the license agreement, we made an initial payment of approximately $1.5 million. In addition, we are required to make future royalty payments in a minimum aggregate amount of $3.5 million over ten years ending June 30, 2004 and up to an additional $3.5 million in contingent royalty payments depending on sales of certain of our products in certain territories over the life of the patents. Upon our payment of the maximum $8.5 million in royalty payments payable pursuant to the license agreement, we would have a fully paid-up license for the applicable patents. The total royalty payments made to Tektronix through June 30, 2001 were $8.3 million.

The settlement agreement with Tektronix provides that Tektronix may terminate the license in the event that:

          o we acquire 20% or more of the stock of, or a controlling interest in, any of a number of specified companies participating in the oscilloscope market or any of their respective affiliates

          o any of the specified companies or their affiliates acquires 20% or more of the stock of, or a controlling interest in, us or an affiliate of ours

          o we attempt to transfer the Tektronix license to one of the specified companies

These provisions could preclude us from investing in or acquiring such companies. These provisions could also discourage companies or other third parties from attempting to acquire control of us or limit the price that such parties might be willing to pay for our common stock. In addition, the terms of the license agreement could limit the price that investors might be willing to pay in the future for our common stock.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE MARKET PRICE OF OUR STOCK OR OUR ABILITY TO SELL OUR BUSINESS

Our certificate of incorporation, by-laws, and stockholders rights plan, as well as the provisions of the Tektronix settlement described above, contain anti-takeover provisions that could make it difficult for a third party to acquire control of us. Pursuant to these provisions:

          o we can issue preferred stock with rights senior to those of our common stock without any further vote or action by our stockholders

          o our board of directors can eliminate the right of our stockholders to act by written consent

          o our board of directors can impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions

These provisions could limit the price that investors might be willing to pay in the future for our common stock. These provisions could also have the effect of delaying or preventing a change in control of LeCroy. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock. The issuance of preferred stock could also adversely affect the rights and powers, including voting rights, of the holders of our common stock. In certain circumstances, the issuance of preferred stock could decrease the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE IN THE FUTURE

Since the completion of our initial public offering in October 1995, the market price of our common stock has fluctuated significantly. The stock price could fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

          o    announcements of developments related to our business

          o announcements of technological innovations or new products or enhancements by us or our competitors

          o    sales by competitors, including sales to our customers

          o sales of common stock into the public market, including by members of management

          o developments in our relationship with our customers, partners, distributors, and suppliers

          o shortfalls or changes in revenue, gross margins, earnings or losses, or other financial results from analysts' expectations

          o    regulatory developments

          o    fluctuations in results of operations

          o    trends in the seasonality of our sales

          o general conditions in our market or the markets served by our customers

In addition, in recent years the stock market in general and the market for shares of technology stocks in particular have experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. We cannot assure you that the market price of our common stock will not decline substantially, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our operating performance.

YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS FROM US

We have never declared or paid cash dividends on our common stock. We intend to retain all available funds for use in the operation and expansion of the business. We therefore do not intend to declare or pay any cash dividends in the foreseeable future.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, any prospectus supplement and the documents that we incorporate by reference constitute forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," or "continue" and variations of these words or comparable words. In addition, any statements which refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and situations that may cause our or our industry's actual results, level of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these statements. The risk factors set forth herein, in any prospectus supplement, and in the reports we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ from the expectations described or implied in our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sales of securities to provide additional funds for our operations and for other general corporate purposes that may include, among other things:

          o    working capital
          o    capital expenditures
          o    the repayment of indebtedness
          o    potential acquisitions

The precise amount and timing of the application of proceeds will depend upon our funding requirements in the future. Although we may use any net proceeds from the sale of securities offered under this prospectus for potential acquisitions, we have no current agreements or commitments and are not currently engaged in any negotiations with respect to any specific acquisitions. We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

                          DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes the issuance of 45,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of October 31, 2001, 10,199,623 shares of our common stock were outstanding and there were approximately 224 holders of record of our common stock.

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our capital stock, please refer to our certificate of incorporation and by-laws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. Delaware's corporation law may also affect the terms of these securities. While the terms we have summarized below with respect to our common stock will apply generally to any future common stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement, which may differ from the terms we describe below to the extent indicated in the applicable prospectus supplement.

COMMON STOCK

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares entitled to vote in any election of directors can elect all of the directors then standing for election. Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution, or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption, or conversion rights. The outstanding shares of common stock are, and the shares offered in connection with this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any outstanding series of preferred stock or series of preferred stock that we may designate and issue in the future without further stockholder approval.

EquiServe Trust Company, N.A. is the registrar and transfer agent for our common stock.

PREFERRED STOCK

Our board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of our preferred stock in one or more series and to fix or alter the designations, preferences and rights, and any qualifications, limitations or restrictions thereof, of the shares of each such series, including the number of shares constituting any such series and the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices and liquidation preferences thereof.

Our board has designated 500,000 shares of our preferred stock as Series A Convertible Redeemable Preferred Stock, all of which have been issued and are outstanding. Holders of our Series A preferred stock are entitled to vote on all matters submitted to a vote of our stockholders and are entitled to that number of votes equal to the largest number of whole shares of common stock into which such holder's shares of Series A preferred stock are convertible.

In the event of our liquidation, dissolution, or winding up, or upon a merger or sale of substantially all of our assets, before any distribution may be made with respect to our common stock, each holder of shares of our Series A preferred stock is entitled to, at the holder's discretion, elect to convert the holder's shares of Series A preferred stock into shares of our common stock or be paid out of our assets an amount equal to the holder's original purchase price for the shares, as adjusted, plus unpaid dividends accruing at a rate of 12%, compounded annually.

Holders of our Series A preferred stock may at any time, at their option, convert their shares of preferred stock into shares of our common stock, at an initial conversion ratio of one share of common stock per share of Series A preferred stock. In addition, shares of Series A preferred stock will automatically convert into shares of our common stock on a one-for-one basis in the event of a firmly underwritten public offering raising at least $20 million, provided that the price per share is at least $40. Upon an automatic conversion, the holders of Series A preferred stock are entitled to receive from us, out of funds legally available therefor, cumulative dividends compounded annually at a rate per share equal to 12% of the original purchase price per share of the Series A preferred stock.

After June 30, 2004, at the written request of any holder of Series A preferred stock, we may redeem all or any portion of the shares of Series A preferred stock held by such holder and all other holders of Series A preferred stock who elect in writing to have their shares redeemed. Upon such redemption of shares of our Series A preferred stock, holders of the shares redeemed are entitled to receive from us, out of funds legally available therefor, cumulative dividends compounded annually at a rate per share equal to 12% of the original purchase price per share of the Series A preferred stock.

We have no present plans to issue any additional shares of preferred stock.

STOCKHOLDER RIGHTS PLAN

On November 2, 1998 our board of directors declared a dividend distribution of one right in respect to each share of our common stock outstanding at the record date, November 18, 1998. The rights trade automatically with shares of our common stock and become exercisable only under certain circumstances as described below. The rights are designed to protect the interests of us and our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors prior to attempting a takeover and to provide our board of directors with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have certain anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by our board of directors.

Until a right is exercised, the holder of a right, as such, will have no rights as a stockholder of LeCroy including, without limitation, the right to vote or receive dividends. The rights will be exercisable if a person or group acquires, in the future, 15% or more of our common stock or announces a tender offer. Right holders, other than the acquiring person or group, are then entitled to purchase an amount of our common stock at a 50% discount to the share price at that time. The amount of common stock that a right holder is entitled to purchase is based on the exercise price. Under certain circumstances, the right will entitle the stockholder to buy shares in an acquiring entity at a discount. Our board of directors may redeem the rights at a price of $0.001 per right up until ten days following a public announcement that any person or group has acquired 15% or more of our common stock. The rights will expire on November 2, 2008, unless redeemed prior to that date.

CERTAIN ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW, AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

Our certificate of incorporation and by-laws provide for the division of our board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. Any director may be removed only for cause by the vote of a majority of the shares entitled to vote for the election of directors.

Our by-laws provide that for nominations for our board of directors or for other business to be properly brought by a stockholder before a meeting of our stockholders, the stockholder must first have given timely notice thereof in writing to our corporate Secretary. To be timely, a notice of nominations or other business to be brought before an annual meeting must be delivered not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to our stockholders in connection with the preceding year's annual meeting or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no proxy statement was delivered to our stockholders in connection with the preceding year's annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of 60 days prior to the annual meeting or 10 days following the date on which we first publicly announced the date of such annual meeting. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or ten days following the day on which we first publicly announced such meetings. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

Our certificate of incorporation empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

          o comparison of the proposed consideration to be received by our stockholders in relation to the then current market price of our capital stock

          o our estimated current value in a freely negotiated transaction and our estimated future value as an independent entity

          o the impact of such a transaction on our employees, suppliers, and customers and its effect on the communities in which we operate

The foregoing provisions could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring control of us.

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken only at duly called annual or special meeting of our stockholders, and that special meetings may be called only by the Chairman of our board of directors, a majority of our board of directors, or our President. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until our next annual stockholders meeting. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, including the election of new directors or the approval of a merger, only at a duly called stockholders meeting, and not by written consent.

Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 67% of our outstanding voting stock to amend or repeal any of the provisions of our certificate of incorporation described in the preceding paragraphs. Generally, our by-laws may be amended or repealed by a majority vote of our board of directors or holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. The affirmative vote of the holders of at least 67% of the shares of our capital stock entitled to vote, however, is required to amend any of the by-law provisions described in the preceding paragraphs. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages resulting from a breach of their fiduciary duty as directors, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law.


                             DESCRIPTION OF WARRANTS

GENERAL

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement and may differ from the terms described below. We may issue, together with other securities or separately, warrants to purchase our common stock.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

          o    the title of the warrants

          o the designation, amount and terms of the common stock for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants

          o the designation and terms of the common stock, if any, with which the warrants are to be issued and the number of warrants issued with such shares of common stock

          o    the price or prices at which the warrants will be issued

          o    the aggregate number of warrants

          o any provisions for adjustment of the number or amount of common stock receivable upon exercise of the warrants or the exercise price of the warrants

          o the price or prices at which the common stock purchasable upon exercise of the warrants may be purchased

          o if applicable, the date on and after which the warrants and the common stock purchasable upon exercise of the warrants will be separately transferable

          o if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants

          o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants
               o the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire

          o the maximum or minimum number of warrants which may be exercised at any time

          o    information with respect to book-entry procedures, if any


Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

EXERCISE OF WARRANTS

Each warrant will entitle the holder thereof to purchase for cash the shares of common stock at the exercise price as will be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed, at our corporate offices or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

                              PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

          o    through agents to the public or to investors
          o    to underwriters for resale to the public or to investors
          o    directly to investors

We will set forth in a prospectus supplement the terms of the offering of securities, including:

          o    the name or names of any agents or underwriters

          o the purchase price of the securities being offered and the proceeds that we will receive from the sale

          o any over-allotment options under which underwriters may purchase additional securities from us

          o any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation

          o    any initial public offering price

          o any discounts or concessions allowed or reallowed or paid to dealers

          o    any securities exchanges on which such securities may be listed

AGENTS

We may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

UNDERWRITERS

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

DIRECT SALES

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers, or agents and will describe their compensation. We may have agreements with the underwriters, dealers, and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

PASSIVE MARKET MAKING

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offer or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.


                                  LEGAL MATTERS

Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, will provide us with an opinion as to legal matters in connection with the securities that we are offering. Roger D. Feldman, a partner of Bingham Dana LLP, is an Assistant Secretary of LeCroy. Mr. Feldman holds as trustee of certain trusts an aggregate of 52,624 shares of common stock. Mr. Feldman disclaims beneficial ownership of these shares. Brian Keeler, a partner of Bingham Dana LLP, is also an Assistant Secretary of LeCroy.


                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule, as amended, included in our Annual Report on Form 10-K for the year ended June 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements, and other information at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of the offering:

          o    Our Annual Report on Form 10-K for the year ended June 30, 2001

          o The description of the common stock contained in our Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934

          o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                               LeCroy Corporation
                          Attention: Investor Relations
                             700 Chestnut Ridge Road
                         Chestnut Ridge, New York 10977
                                 (845) 578-6021

You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities. You should not assume that this prospectus is accurate as of any other date.









         Table of Contents

                                 Page
About this Prospectus........       i

Prospectus Summary...........       1

Risk Factors.................       2

Special Note Regarding Forward
Looking Statements...........       7

Use of Proceeds..............       7

Description of Capital Stock.       8

Description of Warrants......      11

Plan of Distribution.........      12

Legal Matters................      14

Experts......................      14

Where You Can Get More
Information..................      15





                                   $50,000,000
                               LeCroy Corporation
                                  Common Stock
                                    Warrants

                               -------------------
                                   PROSPECTUS
                                            , 2001
                               -------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.


Securities and Exchange Commission Registration Fee ............. $12,500

Nasdaq National Market Fees ..................................... *

Fees of Registrar and Transfer Agent ............................ *

Legal Fees and Expenses ......................................... *

Accounting Fees and Expenses .................................... *

Miscellaneous ................................................... *
                                                                  -------

Total ........................................................... *

*To be provided by amendment


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The Amended and Restated By-Laws of LeCroy provide for indemnification of officers and directors of the LeCroy and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

We have entered into indemnification agreements with our executive officers and directors, pursuant to which we have agreed to indemnify such persons to the fullest extent permitted by law, and providing for certain other protections.

We maintain insurance for the benefit of our directors and officers insuring such persons against certain liabilities, including liabilities under applicable securities laws.


ITEM 16.        EXHIBITS.


       Exhibit
       Number            Description

          1*   Form of Underwriting Agreement

         4.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form S-1 Registration Statement No. 33-95620)

         4.2 By-Laws (incorporated by reference to Exhibit 3.3 to the Company's Form S-1 Registration Statement No. 33-95620)

         4.3 Amendment to the By-Laws of the Registrant, dated August 16, 2000 (incorporated by reference to Exhibit 3.3 to the Company's quarterly report on Form 10-Q for the quarter ended September 30,
               2000)

        4.4*   Form of Warrant

         5**   Opinion of Bingham Dana LLP

      23.1**   Consent of Bingham Dana LLP (included in Exhibit 5)

        23.2   Consent of independent auditors, Ernst & Young LLP

      24.1**   Power of Attorney (included on signature page)

    --------------------------

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

**   Previously filed

ITEM 17.        UNDERTAKINGS.

The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Chestnut Ridge, State of New York, on November 16, 2001.

                                      LECROY CORPORATION

                                      By:/s/ Raymond F. Kunzmann
                                      ---------------------------------------
                                      Raymond F. Kunzmann
                                      Vice President and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                Signature                                    Title                                  Date

  /s/  Charles A. Dickinson*               Chairman of the Board of Directors                November 16, 2001
------------------------------------
Charles A. Dickinson


  /s/  Lutz P. Henckels*                   Chief Executive Officer and Director              November 16, 2001
---------------------------
Lutz P. Henckels


  /s/  Raymond F. Kunzmann                 Vice President--Finance, Chief Financial          November 16, 2001
---------------------------                Officer, Secretary and Treasurer
Raymond F. Kunzmann                        (Principal Financial and Accounting
                                           Officer)


  /s/  Robert E. Anderson*                 Director                                          November 16, 2001
---------------------------
Robert E. Anderson


  /s/  Peter Kamin                         Director                                          November 16, 2001
------------------------------------
Peter Kamin


  /s/  Douglas A. Kingsley*                Director                                          November 16, 2001
------------------------------------
Douglas A. Kingsley


  /s/ Walter O. LeCroy, Jr.*               Director                                          November 16, 2001
------------------------------------
Walter O. LeCroy, Jr.


  /s/  William G. Scheerer*                Director                                          November 16, 2001
------------------------------------
William G. Scheerer


  /s/ Allyn C. Woodward, Jr.*              Director                                          November 16, 2001
------------------------------------
Allyn C. Woodward, Jr.

*By: /s/ Raymond F. Kunzmann
      Raymond F. Kunzmann
      Attorney-in-Fact


                                  EXHIBIT INDEX


    Exhibit Number               Description

           1*   Form of Underwriting Agreement

          4.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form S-1 Registration Statement No. 33-95620)

          4.2 By-Laws (incorporated by reference to Exhibit 3.3 to the Company's Form S-1 Registration Statement No. 33-95620)

          4.3 Amendment to the By-Laws of the Registrant, dated August 16, 2000 (incorporated by reference to Exhibit 3.3 to the Company's quarterly report on Form 10-Q for the quarter ended September 30,
               2000)

         4.4*  Form of Warrant

          5**  Opinion of Bingham Dana LLP

       23.1**  Consent of Bingham Dana LLP (included in Exhibit 5)

         23.2  Consent of independent auditors, Ernst & Young LLP

       24.1**  Power of Attorney (included on signature page)

---------------------------------

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

**   Previously filed.